ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated September 24, 2009

Return Optimization Securities with Partial Protection
Linked to the iShares® MSCI EAFE Index Fund
Enhanced Return Strategies for Moderate Return Environments
HSBC USA Inc. Securities linked to the iShares® MSCI EAFE Index Fund due March 31, 2011

Investment Description

These Return Optimization Securities with Partial Protection Linked to the iShares® MSCI EAFE Index Fund are senior unsecured notes issued by HSBC USA Inc. (“HSBC”), which we refer to as the “securities.” The securities are designed to provide enhanced exposure to the potential positive performance of the iShares® MSCI EAFE Index Fund (the “fund” or the “reference asset”) up to the maximum gain as well as protection at maturity of 10% of your invested principal.  The partial principal protection feature only applies if you hold your securities to maturity.  The amount you receive at maturity is based on the fund return from the trade date to the final valuation date.  If the fund ending price is greater than the fund starting price on the final valuation date, at maturity you will receive the principal amount plus a positive return equal to the fund return multiplied by 2, up to a maximum gain of between 21% and 24% (the actual maximum gain will be determined on the trade date).  If the fund return is between 0% and -10%, inclusive, at maturity for each security you will receive the principal amount of your security. If the fund return is below -10%, at maturity for each security you will receive the principal amount of your security reduced by 1% for every 1% by which the fund return is less than -10%.  You will not receive interest or dividend payments during the term of the securities.  Investing in the securities involves significant risks. You may lose up to 90% of your initial investment if the fund return is negative.  The partial principal protection feature applies only if you hold the securities to maturity.  Any payment on the securities, including any principal protection feature, is subject to the creditworthiness of HSBC. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Features

❑
Tactical Investment Opportunity: At maturity, the securities enhance the positive returns of the fund up to the maximum gain and reduce exposure to negative fund returns. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the fund.

❑
Market Recovery Strategy: If you believe the closing price of the fund will increase over the term of the securities, an investment in the securities can provide an opportunity to enhance your return at maturity, up to the maximum gain, compared to a direct investment in the fund.

❑
Partial Principal Protection: If you hold the securities to maturity, your investment will be protected from the first 10% decline in the fund, subject to the creditworthiness of HSBC, and will have 1-for-1 downside exposure to any negative fund returns below -10%.

Key Dates[1]

Trade Date	September 25, 2009
Settlement Date	September 30, 2009
Final Valuation Date[2]	March 25, 2011
Maturity Date[2]	March 31, 2011
CUSIP	4042EP370
ISIN	US4042EP3706

1 Expected.  In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.
2 Subject to postponement in the event of a market disruption event or certain other circumstances as described below.

Security Offerings

We are offering Return Optimization Securities Linked to the iShares® MSCI EAFE Index Fund.  The securities are 10% principal protected.  The return of the securities is subject to, and will in no event exceed, the predetermined maximum gain which will be between 21% and 24% (the actual maximum gain will be determined on the trade date) and, accordingly, any return at maturity will not exceed the specified maximum gain.  The securities are offered at a minimum investment of $1,000 and in denominations in $10 in excess thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The securities offered will have the terms specified in the accompanying base prospectus dated April 2, 2009 and the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.  See “Key Risks” on page 6 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus addendum, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the securities from us for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this free writing prospectus for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.175	$9.825
Total

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one security offering linked to the reference asset identified on the cover page.  The fund described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and the securities being offered hereby are “notes” for purposes of the prospectus supplement. As a purchaser of a security, you will acquire an investment instrument linked to the reference asset.  Although the security offering relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset, the index underlying the reference asset (the “underlying index”), any stock comprising the underlying index or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to the “accompanying prospectus” mean the prospectus, dated April 2, 2009.

Investor Suitability
The securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the potential positive performance of the fund and you believe the price of the fund will increase moderately over the term of the securities - meaning that such an increase is unlikely to exceed the maximum gain indicated herein (the actual maximum gain will be determined on the trade date) at maturity.
♦    You seek an investment whose return is linked to an fund tracking the performance of the underlying index, which represents publicly traded securities in the European, Australasian, and Far Eastern markets.
♦    You are willing and able to expose 90% of your invested principal to a loss equal to 1% of the principal amount for every percentage point that the fund return is below -10%.
♦    You are willing to forgo dividends or other distributions paid on the fund and the stocks included in the underlying index in exchange for (i) enhanced returns subject to the maximum gain if the fund appreciates and (ii) partial protection for the first 10% decline in the fund and a loss of 1% of principal for each 1% the fund return is below -10%.
♦    You are willing to hold the securities to maturity, a term of 18 months, and are aware that there may be little or no secondary market for the securities.
♦    You do not seek current income from this investment.
♦    You are willing to invest in securities for which your potential return is capped at the maximum gain.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦    You do not believe the price of the fund will moderately increase over the term of the securities, or you believe the price of the fund will increase by more than the maximum gain indicated herein at maturity.
♦    You believe the price of the fund will decrease over the term of the securities or that any increase in the price of the fund will not be sufficient to provide you with your desired return.
♦    You do not seek an investment whose return is linked to a fund tracking the performance of the underlying index, which represents publicly traded securities in the European, Australasian, and Far Eastern markets.
♦    You seek an investment whose return is not subject to a cap that is equal to the maximum gain of between 21% and 24% (the actual maximum gain will be determined on the trade date).
♦    You seek an investment that is 100% principal protected.
♦    You are not willing to make an investment that is partially exposed to the downside performance of the fund.
♦    You prefer to receive the dividends or other distributions paid on (i) the fund and (ii) the stocks included in the underlying index.
♦    You are unable or unwilling to hold the securities to maturity, a term of 18 months.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to assume the credit risk associated with HSBC, as issuer of the securities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.  You should also review “Key Risks” on page 6 of this free writing prospectus and “Risks Factors” on page S-3 of the prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per security
Term	18 months
Reference Asset	iShares® MSCI EAFE Index Fund
Payment at Maturity
You will receive a cash payment at maturity linked to the performance of the fund during the term of the securities.

If the fund return is greater than zero, you will receive the sum of (a) the principal amount plus (b) a return equal to two times the fund return, not to exceed the maximum gain:
$10 + [$10 x the lesser of (i) the maximum gain and (ii) the fund return multiplied by the multiplier]

If the fund return is between zero and -10%, inclusive, you will receive your $10 principal amount.[2]

If the fund return is less than -10%, you will lose 1% of your principal amount for each 1% that the fund return is less than -10%:
$10.00 + [$10.00 x (fund return + 10%)]

Multiplier	2
Maximum Gain	Between 21% and 24% (the actual maximum gain will be determined on the trade date)
Fund Return	fund ending price – fund starting price fund starting price
Fund Starting Price	The official closing price of the fund on the trade date, as determined by the calculation agent.
Fund Ending Price	The official closing price of the fund on the final valuation date, as determined by the calculation agent.
Official Closing Price
The official closing price on any scheduled trading day will be the closing price of the fund as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “EFA UP <EQUITY>”.

Calculation Agent	HSBC USA Inc. or one of its affiliates.
CUSIP / ISIN	4042EP370 / US4042EP3706
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Determining Payment at Maturity

Your securities are not fully principal protected. As such, you could lose up to 90% of the principal amount of your securities.

__________________________
1 HSBC is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the fund ending price, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.
2 Partial Principal protection is provided by HSBC and therefore, is dependent on the ability of HSBC to satisfy its obligations when they come due.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.  The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities), more than 5% of the fund or any entity owned by the fund.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the fund.  We intend to treat the securities consistent with this approach.  Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the securities in accordance with this approach.  Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined in the prospectus supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder, determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the security at fair market value and sold them at fair market value on the maturity date (if the security was held until the maturity date) or on the date of sale or exchange of the security (if the security was sold or exchanged prior to the maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of the security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock owned by the fund would be treated as a “passive foreign investment company”, within the meaning of Section 1297 of the Code.  In the event that the issuer of any stock owned by the fund were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by the fund and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by the fund is or becomes a passive foreign investment company.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above.  For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.  It is also possible that other alternative characterizations and treatments of the securities could apply pursuant to which a holder may be required to recognize ordinary income over the term of the securities or at maturity.  See “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments with respect to the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the fund relative to its fund starting price. We cannot predict the fund ending price on the final valuation date or the closing price of the fund on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the fund. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions*:

Investment term:	18 months
Hypothetical fund starting price:	$53
Multiplier:	2
Hypothetical maximum gain:	22.5% (the midpoint of the expected range of between 21% and 24%)
*The actual fund starting price and maximum gain for the securities will be set on the trade date.

Example 1 — The price of the fund increases from a fund starting price of $53.00 to a fund ending price of $54.59. The fund return is calculated as follows:

(54.59-53.00) / 53.00 = 3.00%

Because the fund return is greater than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) (the fund return x 2)]
=$10.00 + [$10.00 x the lesser of (i) 22.50% and (ii) (3.00% x 2)]
=$10.00 + [$10.00 x the lesser of (i) 22.50% and (ii) 6.00%]
=$10.00 + [$10.00 x 6.00%]
=$10.00 + $0.60
=$10.60

Example 2 — The price of the fund increases from a fund starting price of $53.00 to a fund ending price of $60.95. The fund return is calculated as follows:

(60.95-53.00) / 53.00 = 15.00%

Because the fund return is greater than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) (the fund return x 2)]
=$10.00 + [$10.00 x the lesser of (i) 22.50% and (ii) (15.00% x 2)]
=$10.00 + [$10.00 x the lesser of (i) 22.50% and (ii) 30.00%]
=$10.00 + [$10.00 x 22.50%]
=$10.00 + $2.25
=$12.25

Example 3 – The price of the fund decreases from a fund starting price of $53.00 to a fund ending price of $50.35. The fund return is calculated as follows:

(50.35-53.00) / 53.00 = -5.00%

Because the fund return is between zero and -10%, inclusive, the payment at maturity is equal to the principal amount of $10.00.

Example 4 — The price of the fund decreases from a fund starting price of $53.00 to a fund ending price of $42.40. The fund return is calculated as follows:

(42.40-53.00) / 53.00 = -20.00%

Because the fund return is less than -10%, the payment at maturity is calculated as follows:

$10.00 + ($10.00 x (fund return + 10%))
=$10.00 – ($10.00 x (-20.00% + 10.00%))
=$10.00 + ($10.00 x (-10.00%))
=$10.00 – $1.00
=$9.00

For each security, if the fund return is less than -10%, you could lose up to $9.00 per $10.00 invested.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 90% of Your Initial Investment: The securities are not fully principal protected.  The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the fund return is less than -10%.  In that event, you will lose 1% of the original principal amount for each percentage point that the fund return is less than -10%.  Accordingly, you may lose up to 90% of your initial investment in the securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity and Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity: You should be willing to hold your securities to maturity.  The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the price of the fund has increased since the trade date.

♦
Maximum Gain: You will not participate in any increase in the price of the fund (as magnified by the multiplier) beyond the maximum gain that will be between 21% and 24% (the actual maximum gain will be determined on the trade date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Credit of Issuer: The securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the partial principal protection or any other amounts owed to you under the terms of the securities.

♦
No Periodic Interest or Dividend Payments or Voting Rights: As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks of the underlying index would have.

♦
Price Prior to Maturity: The market price of the securities will be influenced by many factors including the level of the underlying index and the price of the fund, volatilities, dividends, the time remaining to maturity of the securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price: Trading or transactions by HSBC or any of its affiliates in the stocks comprising the underlying index or in shares of the fund, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the underlying index or shares of the fund, may adversely affect the market value of the stocks comprising the underlying index or shares of the fund, the level of the underlying index or the closing price of the fund, and, therefore, the market value of your securities.

♦
Lack of Liquidity: The securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market making activities at any time and without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities.

♦
Impact of Fees on Secondary Market Prices: Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Potential Conflict of Interest: HSBC or any of its affiliates may engage in business with the issuers of the stocks comprising the underlying index (the “underlying stock issuers”), which may present a conflict between the obligations of HSBC and you, as a holder of the securities.  The calculation agent, which may be the issuer or any of its affiliates, will determine the payment at maturity based on the observed fund ending price.  The calculation agent can postpone the determination of the fund ending price or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC: HSBC, UBS Financial Services Inc. or any of their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the fund, the level of the underlying index or the price of the stocks included in the underlying index, and therefore, the market value of the securities.

♦
The Fund and its Underlying Index are Different: The performance of the fund may not exactly replicate the performance of the underlying index, because the fund will reflect transaction costs and fees that are not included in the calculation of the underlying index.  It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. The fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

♦
Management Risk: The fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the fund is subject to the risk that the investment strategy of the fund’s investment adviser may not produce the intended results.

♦
There is Limited Anti-dilution Protection: The calculation agent will adjust the final value of the fund, which will affect the fund return and, consequently, the payment at maturity, for certain events affecting the shares of the fund, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the fund. If an event occurs that does not require the calculation agent to adjust the prices of the shares of the fund, the market price of the securities may be materially and adversely affected. See “Anti-dilution and Reorganization Adjustments” below for additional information.

♦
HSBC Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in an Underlying Index: HSBC is not affiliated with any of the companies whose stock is represented in the underlying index. As a result, HSBC has no ability to control the actions of such companies, including actions that could affect the value of the stocks comprising the underlying index or your securities. None of the money you pay HSBC will go to any of the companies represented in the underlying index, and none of those companies will be involved in the offering of the securities in any way. Those companies will have no obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

♦
The Securities are Subject to Risks Associated with Foreign Securities Markets: Because foreign companies or foreign equity securities included in the underlying index may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks.  For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Transition of the Reference Asset’s Investment Advisor: On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of Barclays Global Fund Advisors (“BGFA”), accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”).  The Barclays shareholders approved the BlackRock Transaction at a general meeting held in early August 2009.  The BlackRock Transaction is subject to certain regulatory approvals, as well as other conditions to closing.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the fund’s current investment advisory agreement with BGFA.  In order for the management of the fund to continue uninterrupted, the fund’s Board of Trustees (the “Board”) will be asked to approve a new investment advisory agreement with BGFA.  If approved by the Board, the new investment advisory agreement will be submitted to the shareholders of the fund for their approval.  The failure to obtain such approvals could cause interruptions in the management of the fund which could have an adverse effect on the value of the fund and consequently on the value of your securities.

♦
Exchange Rate Risk: Because the fund will invest in stocks denominated in the foreign currencies, changes in currency exchange rates may negatively impact such fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the fund.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction: The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

♦
Uncertain Tax Treatment: There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the fund.  We intend to treat the securities consistent with this approach.  Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from us, in the opinion of the our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the securities in accordance with this approach.  Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the fund). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined in the prospectus supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments with respect to the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

Market Disruption Event

If the final valuation date is not a scheduled trading day for the fund, then the final valuation date for the fund will be the next day that is a scheduled trading day for the fund.  If a market disruption event (as defined below) exists for the fund on the final valuation date, then the final valuation date for the fund will be the next scheduled trading day on which a market disruption event does not exist with respect to the fund.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the final valuation date for the fund, and the calculation agent will determine, in its discretion, the final value on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the fund that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to the fund on the originally scheduled final valuation date, the determination of the fund’s final price will be made on the originally scheduled final valuation date. If the final valuation date for the fund is postponed, then the maturity date will also be postponed until the fourth business day following the latest postponed final valuation date and no interest will be payable in respect of such postponement.

“Market disruption event” for the fund means any scheduled trading day on which any relevant exchange or related exchange for the fund fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise; (A) relating to shares of the fund, (B) relating to any stock included in the underlying index; or (C) in futures or options contracts relating to the fund or the underlying index, on any related exchange; or

(ii) Any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for shares of the fund; (B) to effect transactions in, or obtain market values for any stock included in the underlying index; or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the fund or the underlying index on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange or any related exchange relating to any stock of the fund or relating to any security included in the underlying index prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered on the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” for the fund means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the fund or the underlying index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the fund or the underlying index on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to the fund or the underlying index are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to the underlying index or the shares of the fund.

“Relevant exchange” means any exchange or quotation system for shares of the fund or any stock then included in the underlying index, where such trading has a material effect (as determined by the calculation agent) on the overall market for trading of such securities.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for an fund means any day on which all of the relevant exchanges and related exchanges for the fund are scheduled to be open for trading for their respective regular trading sessions.

The iShares® MSCI EAFE Index Fund (the “Fund”)

We have derived all information contained in this free writing prospectus regarding the Fund, including, without limitation, its make-up, method of calculation and changes in its components or components of the MSCI EAFE® Index, from publicly available sources.  The information reflects the policies of and is subject to change by iShares®, Inc. (“iShares”).

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press  releases, newspaper articles and other publicly disseminated documents and the iShares website at www.ishares.com. We make no representation or warranty as to the  accuracy or completeness of such information.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the Fund.  The Fund uses a representative sampling strategy to try to track the MSCI EAFE® Index.  The primary exchange for shares of the Fund is NYSE Arca, Inc.  Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the Fund.  On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”).  The Barclays shareholders approved the BlackRock Transaction at a general meeting held in early August 2009.  For additional information regarding the transition of the investment advisor, see “Transition of the Reference Asset’s Investment Advisor” under “Key Risks” on page 6 of this free writing prospectus.

The MSCI EAFE® Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc.(“MSCI”), a majority-owned subsidiary of Morgan  Stanley, and is comprised of the equity securities underlying the MSCI indices of selected countries in Europe, Australasia (Australia and Asia) and the Far East.

Representative Sampling

BGFA employs a technique known as representative sampling to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE® Index. The Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The Fund generally will invest at least 90.00% of its assets in the securities of its MSCI EAFE® Index or in American Depositary Receipts, or other depositary receipts representing securities in the MSCI EAFE® Index. The Fund may invest the remainder of its assets in securities not included in the MSCI EAFE® Index, but which BGFA believes will help the Fund track the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the Fund is an actual investment portfolio.  The performance of the Fund and the MSCI EAFE® Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the MSCI EAFE® Index) or representative sampling.

Industry Concentration Policy

The Fund will concentrate its investments ( i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the MSCI EAFE® Index is so concentrated.

The graph below illustrates the performance of the Fund from 8/17/2001 to 9/2/09 as reported on Bloomberg Professional® service. The historical prices of the Fund should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2004	12/31/04	$53.45	$47.14	$53.30
1/3/2005	3/31/05	$55.36	$51.14	$52.92
4/1/2005	6/30/05	$53.92	$51.12	$52.35
7/1/2005	9/30/05	$58.57	$51.24	$58.09
10/3/2005	12/30/05	$60.95	$54.58	$59.42
1/3/2006	3/31/06	$65.52	$60.25	$64.99
4/3/2006	6/30/06	$70.65	$59.40	$65.35
7/3/2006	9/29/06	$68.52	$60.94	$67.78
10/2/2006	12/29/06	$74.66	$67.61	$73.26
1/3/2007	3/30/07	$77.18	$70.95	$76.27
4/2/2007	6/29/07	$81.79	$76.05	$80.63
7/2/2007	9/28/07	$85.50	$67.99	$82.56
10/1/2007	12/31/07	$86.49	$78.00	$78.50
1/2/2008	3/31/08	$79.22	$65.63	$71.90
4/1/2008	6/30/08	$78.76	$68.06	$68.70
7/1/2008	9/30/08	$68.39	$52.36	$56.30
10/1/2008	12/31/08	$56.42	$35.53	$44.87
1/2/2009	3/31/09	$45.61	$31.56	$37.59
4/1/2009	6/30/09	$49.18	$37.28	$45.81
7/1/2009*	9/2/2009*	$53.63	$43.49	$51.30
* As of the date of this free writing prospectus available information for the third calendar quarter of 2009 includes data for the period from July 1, 2009 through September 2, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2009.

The closing price of the Fund on September 2, 2009 was $51.30.

Certain ERISA Considerations

We urge you to read the “Certain ERISA Considerations” section in the Prospectus Supplement.

Anti-dilution and Reorganization Adjustments

Following the declaration by the fund of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the fund and, if the calculation agent determines either to be the case, it will make such calculations and adjustments to the terms of the securities as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the issue date of the securities:

(a) a subdivision, consolidation or reclassification of the shares or depository receipts, as applicable, of the fund (unless a merger event), or a free distribution or dividend of any shares or any depository receipts of the fund to existing holders by way of bonus, capitalization or similar issue;

(b) a distribution or dividend to existing holders of the shares or depository receipts, as applicable, of the fund of (A) shares or depository receipts, as applicable, of the fund, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the fund equally or proportionately with such payments to holders of those shares or depository receipts, as applicable, or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(c) an extraordinary dividend of the fund;

(d) a call by the fund in respect of shares or depository receipts, as applicable, of the fund that are not fully paid;

(e) a repurchase by the fund of shares or depository receipts, as applicable, of the fund whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

(f) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares or depository receipts, as applicable, of the fund.

Delisting or Suspension of Trading in the Shares of the Fund; Termination of the Fund; and Discontinuation of the Underlying Index

If the shares or depository receipts, as applicable, of the fund are delisted from, or trading of shares or depository receipts, as applicable, of the fund is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares or depository receipts, as applicable, of the fund (any such trading successor or substitute securities, the “successor securities”), such successor securities will be deemed to be the fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If the shares or depository receipts, as applicable, of the fund are delisted from, or trading of the shares or depository receipts, as applicable, of the fund is suspended on, the relevant exchange and successor securities that the calculation agent determines to be comparable to the shares or depository receipts, as applicable, of the fund are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, and such successor or substitute security will be deemed to be the fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If the fund is liquidated or otherwise terminated (a “termination event”), the final value of the shares or depository receipts, as applicable, of the fund on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate the fund prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the securities.

If a termination event has occurred with respect to the fund and the underlying index sponsor of the fund discontinues publication of the underlying index and if the underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the underlying index, then the value of the underlying index will be determined by reference to the value of that comparable index, which we refer to as a “successor underlying index.”  Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the securities.

If a termination event has occurred with respect to the fund and the underlying index sponsor of the fund discontinues publication of the underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the value to be substituted for the underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.

If a successor underlying index is selected for the underlying index or the calculation agent calculates a value as a substitute for the underlying index as described above, the successor underlying index or value, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the market value of the securities.

“Underlying index sponsor” means Morgan Stanley Capital International Inc.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holders of securities, absent manifest error.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the fund return.  If a market disruption event exists with respect to the fund on that scheduled trading day, then the accelerated final valuation date for the fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of ours, will purchase the securities from us for distribution to UBS Financial Services Inc. (the “Agent”). We will agree to sell to the Agent, and the Agent will agree to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this free writing prospectus to its affiliates.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so.  We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.